                                                           Exhibit 99.1

                              SHARE EXCHANGE AGREEMENT

     THIS AGREEMENT (the "Agreement" and/or the "Share Exchange") is entered into as of September 12, 1997, between Profit Financial Corporation, soon to be Wade Cook Financial Corporation ("WADE"), a Utah corporation and Applied Voice Recognition, Inc. ("AVRI"), a Utah corporation.

                                   REPRESENTATION

     1. WADE is a publicly traded corporation (ticker symbol "WADE") organized and existing under the laws of the State of Utah.

     2. AVRI is a publicly traded corporation (ticker symbol "AVRI") organized and existing under the laws of the State of Utah.

                                     AGREEMENT

     In consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. WADE will acquire 100,000 shares of the authorized but unissued common stock of AVRI in exchange for 14,433 shares of the authorized but unissued common stock of WADE in a dollar-for-dollar exchange based on the closing price of each stock as of the date of this agreement.

     2. Each party shall sign an investment letter pursuant to Rule 144 upon receiving the shares.

     3. Each of WADE and AVRI shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Utah to consummate and make effective the Share Exchange.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT as of the date first set forth above.

APPLIED VOICE RECOGNITION, INC.    PROFIT FINANCIAL CORPORATION


__________________________         ___________________________
By:  Timothy J. Connolly           By:  Wade B. Cook
Its: Chairman & CEO                Its: President

                           Share Exchange Agreement

     THIS AGREEMENT (the "Agreement" and/or the "Share Exchange") is entered into as of September 2, 1997, between Wade Cook Financial Corporation ("WCFC"), a Nevada corporation, and Thomas Cloward, a resident of Washington ("Cloward").

                                   REPRESENTATION

     A. WCFC is a corporation organized and existing under the laws of the State of Nevada.

     B. The authorized capital stock of WCFC consists of One Hundred Forty Million (140,000,000) of which One Hundred Forty Million shares of common stock, par value $0.01, of which approximately Sixty Million Four Hundred Thirty Five Thousand shares are duly issued and outstanding on the date hereof and Five Million shares of preferred stock, par value $10.00, none of which are issued and outstanding.

     C. PDC is a corporation organized and existing under the laws of the State of Utah whose audited financial statements are attached hereto as Exhibit B and are complete and accurate.

     D. The authorized capital stock of PDC consists of One Million (1,000,000) shares divided into One Million shares of common stock, par value $1.00, of which approximately Ninety One Thousand Five Hundred shares are duly issued and outstanding on the date hereof and no shares of preferred stock.

     E. WCFC and PDC enter into this Agreement whereby WCFC will acquire all of the issued and outstanding stock of PDC by issuing 10,000 restricted shares of common stock of WCFC to the shareholders of PDC in exchange for shares of common stock of PDC held by them at an exchange rate of one share of WCFC for each one share of PDC held. WCFC and PDC intend the exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

                                     AGREEMENT

     In consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Share Exchange; Effectiveness

     The shareholders of shares of Common Stock of PDC shall exchange their shares for his or her proportionate share of 10,000 newly issued shares of Common Stock of WCFC in accordance with the terms and conditions of this Agreement. Upon the execution of this Agreement by PDC and WCFC the date for the effectiveness of this Agreement (the "Effective time of the Share Exchange") shall be the date at which PDC shareholders owning 100% of the PDC shares tender their shares to WCFC.

2.   Exchange of Shares

     At the Effective Time of the Share Exchange:

    (a) Each shareholder of PDC shall be issued his or her proportionate share(s) of fully paid and nonassessable common stock of WCFC as stated in section 1. Each shareholder of PDC shall sign an investment letter pursuant to Rule 144 upon receiving WCFC shares.

    (b) All shares of capital stock of PDC that are tendered to WCFC shall be retained by WCFC and PDC shall become a wholly owned subsidiary of WCFC.

 .   Implementation

     Each of WCFC and PDC shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Utah and the State of Nevada to consummate and make effective the Share Exchange.

4.   Amendment

     This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of both of PDC and WCFC; provided, however, that this Agreement may not be amended or supplemented after having been approved by the shareholders of PDC except by a vote or consent of shareholders in accordance with applicable law.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

PUBLISHERS DISTRIBUTION CENTER, INC.

_____________________________
By:  William Beutler



_____________________________
By:  Cora Beutler



_____________________________
By:  Scott Beutler



_____________________________
By:  Delvin Jenks




WADE COOK FINANCIAL CORPORATION



_____________________________
By:  Wade B. Cook,
Chairman and Chief Executive Officer